Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

Latrobe Specialty Metals, Inc.:

We consent to the use of our report dated December 20, 2010, with respect to the consolidated balance sheets of Latrobe Specialty Metals, Inc. and subsidiaries (formerly known as Toolrock Holding, Inc.) as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2010, included herein and to the reference to our firm under the heading “Experts” herein.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 24, 2011